Exhibit 16.1

May 9, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Omada Health, Inc. pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Omada Health, Inc. dated May 9, 2025. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Attachment:

PricewaterhouseCoopers LLP, 488 Almaden Boulevard, Suite 1800, San Jose, California 95110

T: (408) 817 3700, www.pwc.com/us

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 25, 2024, PricewaterhouseCoopers LLP (“PwC”) resigned as our independent auditor because PwC was not independent under the applicable rules of the U.S. Securities and Exchange Commission (the “SEC”). On February 9, 2024, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements as of and for the years ended December 31, 2022 and 2023 under the standards of the Public Company Accounting Oversight Board.

The report of PwC on our consolidated financial statements as of and for the year ended December 31, 2022 did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles. PwC resigned prior to completing its audit of the consolidated financial statements for the year ended December 31, 2023.

During the years ended December 31, 2022 and 2023 and the subsequent interim period through January 25, 2024, there were:

• no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our consolidated financial statements, and

• no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto).

We have provided a copy of this disclosure to PwC and requested that they furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein. A copy of the letter will be filed as an exhibit to the registration statement of which this prospectus is a part.

During the years ended December 31, 2022 and 2023 and the subsequent interim period through February 9, 2024, when we engaged Deloitte, we did not consult with Deloitte with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements, and no written report or oral advice of Deloitte was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or any “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto).